 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 27, 2016 (January 26, 2016)

SunEdison, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13828	56-1505767
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13736 Riverport Drive, Suite 180 Maryland Heights, Missouri	63043
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (314) 770-7300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On January 26, 2016, SunEdison, Inc. (the “Company”) entered into a letter agreement with Greenlight Capital, Inc. (“Greenlight”), one of the Company’s shareholders, (A) to promptly appoint Claire Gogel to the Board of Directors of the Company (the “Board”), and to the Nominating and Corporate Governance Committee and the Finance and Investment Committee of the Board, (B) to adopt an amendment to the Company’s Bylaws (the “Bylaw Amendment”) promptly following the consummation of the Company’s pending acquisition of Vivant Solar, Inc. and (C) until the Bylaw Amendment is adopted, to consult with certain personnel of Greenlight regarding issuances of equity securities, with certain exceptions.

The Bylaw Amendment, the form of which is set forth in Exhibit A to the letter agreement, when adopted, will provide that, until the second anniversary of the Bylaw Amendment, the Company will not be permitted to engage in any issuance of shares of capital stock of the Company, or options, warrants, securities exercisable, convertible into or exchangeable for shares of capital stock of the Company, which issuance is first approved by the Board following the date of the Bylaws Amendment, without a supermajority vote of the Board (which is not obtained if two or more directors then in office, at least one of whom was not designated or nominated to the Board by Greenlight, its affiliates or its associates, or any person with whom Greenlight is deemed to be part of a group, vote against any such issuance). The foregoing restriction will be subject to certain exceptions, including, but not limited to, issuances: (i) under the company’s incentive equity plans, (ii) resulting from the exercise, conversion or exchange of other securities and (iii) pursuant to a shareholder rights plan. Such Bylaw Amendment, after it is adopted, may only be altered or amended upon the affirmative vote of all directors then in office.

The foregoing description is qualified in its entirety by reference to the full text of the letter agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2016, the Board appointed Ms. Gogel, to serve as a director, effective immediately.

Ms. Gogel’s term will expire at the Company’s Annual Meeting of Stockholders in 2016, at which time she will stand for election together with the Company’s other nominees. In connection with Ms. Gogel’s appointment, the Board has also appointed Ms. Gogel to the Nominating and Corporate Governance Committee and the Finance and Investment Committee of the Board. The Board has determined that Ms. Gogel is independent under the New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines. Further, unless Ms. Gogel is no longer a member of the Board as a result of resignation, incapacity or death on the date on which the Company files a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission to solicit votes for the Company’s 2016 annual meeting of stockholders, the Company agrees to include Ms. Gogel in its slate of directors for election at the Company’s Annual Meeting of Stockholders in 2016, and to solicit proxies from the Company’s stockholders to vote in favor of Ms. Gogel together with the Company’s slate.

Ms. Gogel was presented for appointment to the Board, the Nominating and Corporate Governance Committee and the Finance and Investment Committee by Greenlight. Greenlight has agreed to reimburse Ms. Gogel for legal expenses in connection with evaluating the opportunity to serve on the Board. There were no other arrangements or understandings between Ms. Gogel and any other person pursuant to which Ms. Gogel was appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Ms. Gogel that would be reportable under Item 404(a) of Regulation S-K.

Ms. Gogel will receive compensation as a non-employee director in accordance with the Company’s non-employee director compensation practices described in the Company’s Annual Proxy Statement filed with the Securities and Exchange Commission on April 17, 2014.

Item 7.01 Regulation FD Disclosure.

On January 27, 2016, the Company issued a press release announcing the entry into the foregoing letter agreement and the foregoing appointment. A copy of the press release is furnished as Exhibit 99.1 hereto.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Letter Agreement, dated as of January 26, 2016, by and between SunEdison, Inc. and Greenlight Capital, Inc.
99.1	Press Release, dated as of January 27, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNEDISON INC.

Date: January 27, 2016	By:	/s/ Martin H. Truong
Martin H. Truong
Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Letter Agreement, dated as of January 26, 2016, by and between SunEdison, Inc. and Greenlight Capital, Inc.
99.1	Press Release, dated as of January 27, 2016.